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                                                                   Exhibit 2.1








                      AGREEMENT AND PLAN OF REORGANIZATION

                                TABLE OF CONTENTS

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
ARTICLE 1 TRANSFER OF ASSETS, PURCHASE PRICE AND CLOSING.........................1
         1.1      The Merger.....................................................1
         1.2      Effective Time.................................................2
         1.3      Effect of the Merger...........................................2
         1.4      Articles of Incorporation; Bylaws..............................2
         1.5      Directors and Officers.........................................2
         1.6      Shares to Be Issued; Effect on Capital Stock...................2
         1.7      Surrender and Exchange of Certificates.........................4
         1.8      Tax and Accounting Consequences................................5
         1.9      Taking of Necessary Action; Further Action.....................5

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE MERGING PARTIES..................6
         2.1      Organization and Qualification.................................6
         2.2      Authority Relative to Agreement................................6
         2.3      Non-Contravention..............................................6
         2.4      Government Approvals...........................................7
         2.5      Financial Statements...........................................7
         2.6      Absence of Certain Changes or Events...........................7
         2.7      Title to Properties; Absence of Liens and Encumbrances.........8
         2.8      Purchased Intellectual Property................................8
         2.9      List of Properties, Contracts and Other Data...................9
         2.10     Performance....................................................9
         2.11     Consents.......................................................9
         2.12     Litigation.....................................................9
         2.13     Compliance with Law...........................................10
         2.14     Necessary Assets..............................................10
         2.15     Taxes.........................................................10
         2.16     Condition of Properties.......................................10
         2.17     Absence of Undisclosed Liabilities............................10
         2.18     Compliance with Environmental Requirements....................10
         2.19     Business Relations............................................11
         2.20     Full Disclosure...............................................11
         2.21     Investment Intent.............................................12
         2.22     Substitution of Schedules.....................................12

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT..............................12
         3.1      Organization and Qualification................................12
         3.2      Authority Relative to Agreement...............................12
         3.3      Non-Contravention.............................................13
         3.4      Government Approvals..........................................13
         3.5      Tax-exempt Status of Reorganization...........................13
         3.6      Litigation....................................................13

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
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         3.7      Brokers.......................................................13
         3.8      Shares and Warrants...........................................14
         3.9      Public Documents; Financial Statements........................14
         3.10     Geographic Location...........................................14

ARTICLE 4 ADDITIONAL COVENANTS AND AGREEMENTS...................................14
         4.1      Conduct of Business...........................................14
         4.2      Access to Information by Parent...............................15
         4.3      Confidentiality...............................................15
         4.4      Consents and Authorizations...................................15
         4.5      Non-Assignable Licenses, Leases and Contracts.................15
         4.6      Exclusivity...................................................16
         4.7      Injunctive Relief.............................................16
         4.8      Separate Accounting for the LE Operation......................16
         4.9      Maintenance of Sub............................................16

ARTICLE 5 CONDITIONS PRECEDENT..................................................16
         5.1      Conditions Precedent to the Obligations of Parent.............16
         5.2      Conditions Precedent to the Obligations of Company............17

ARTICLE 6 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION..........................18
         6.1      Survival......................................................18
         6.2      Indemnity.....................................................18
         6.3      Third Party Claims............................................19
         6.4      Limitation on Indemnities.....................................20

ARTICLE 7 FURTHER ASSURANCES....................................................22
         7.1      Further Assurances............................................22
         7.2      Books and Records.............................................22
         7.3      Cooperation on Taxes..........................................23

ARTICLE 8 MISCELLANEOUS.........................................................23
         8.1      Termination...................................................23
         8.2      Effect of Termination.........................................23
         8.3      Expenses......................................................23
         8.4      Resolution of Conflicts.......................................24
         8.5      Execution in Counterparts.....................................24
         8.6      Notices.......................................................24
         8.7      Waivers.......................................................26
         8.8      Amendments and Supplements....................................26
         8.9      Entire Agreement..............................................26
         8.10     Applicable Law................................................26
         8.11     Binding Effect; Benefits......................................26
         8.12     Assignability.................................................27
         8.13     Public Announcements..........................................27
         8.14     Invalid Provisions............................................27

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
Exhibit A -       Employment Agreement Noncompetition Agreement
Exhibit B -       Warrant to Purchase Common Stock
Exhibit C -       Description of LE Operations Operating Income
Exhibit D -       Intellectual Properties
Exhibit E -       Properties, Contracts and Other Data


                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION ("AGREEMENT") is entered into as of April __, 2000 between FIBERSTARS, INC., a California corporation ("Parent"), LIGHTLY EXPRESSED, LTD. ("Sub"), a California corporation and a wholly-owned subsidiary of Parent, LIGHTLY EXPRESSED, LTD., a Virginia corporation (the "Company"), and WILLIAM LEAMAN and MICHAEL WEBER (the "Shareholders"). All shareholders of the Company, including the Shareholders, are hereinafter referred to as the "Company shareholders." Parent and Sub are sometimes referred to herein as the "Acquiring Parties" and Company and the Shareholders as the "Merging Parties."

                                    RECITALS

         A. The Board of Directors of each corporate party (1) believes it is in the best interests of the party and its stockholders that Parent acquire the Company through the statutory merger of the Company with and into Sub (the "Merger") and (2) in furtherance thereof, has approved the Merger.

         B. Pursuant to the Merger, among other things, all of the Company's issued and outstanding capital stock will be converted into the capital stock and warrants of Parent, as set forth herein.

         C. The Merging Parties, on the one hand, and the Acquiring Parties, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

         D. Concurrent with the execution and delivery hereof, as a material inducement to the Acquiring Parties to enter into this Agreement, each Shareholder is entering with Parent into Employment Agreements and Noncompetition Agreements, attached hereto as EXHIBIT A.

         E. The Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

                                  ARTICLE 1

                 TRANSFER OF ASSETS, PURCHASE PRICE AND CLOSING

         1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California General Corporation Law (the "CGCL") and the Virginia Stock Corporation Act ("VSCA"), Company shall be merged with and into the Sub, the separate corporate existence of Company shall cease and the Sub shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The Sub, as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than two (2) business days, following satisfaction or waiver of the conditions set forth in Article V, at the offices of Pillsbury Madison & Sutro LLP, 2550 Hanover Street, Palo Alto, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger with the California Secretary of State (the "Agreement of Merger"), a form of which is attached hereto, in accordance with the relevant provisions of applicable law. The date and time the Merger becomes effective in accordance with the provisions of the CGCL and the VSCA is the "Effective Time."

         1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CGCL and the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Sub and Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Sub and Company shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4   ARTICLES OF INCORPORATION; BYLAWS.

         (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; except that the name of the Surviving Corporation shall be amended to "Lightly Expressed Ltd."

         (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 DIRECTORS AND OFFICERS. The director(s) of Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

         1.6   SHARES TO BE ISSUED; EFFECT ON CAPITAL STOCK.

         (a) The number of shares of Parent common stock ("Shares") to be issued directly, as well as to become issuable through warrants of Parent to the Company shareholder pursuant to the Merger, shall be as follows: (i) One Hundred Thousand Shares (100,000) upon the Closing, and (ii) warrants for up to an additional One Hundred Thousand Shares (100,000) in the form attached hereto as EXHIBIT B (collectively, the "Warrant"), subject to the terms and conditions set forth below and in the Warrant. The exercise price of the Warrant shall be $5.563 per Share. So long as the cumulative amount of operating income (before taxes) (the "LE Operating Income") generated by the former Company's operations as operated within Fiberstars, Inc. (the "LE Operation"), over a period of three (3) years is at least $1,006,000, the Warrant shall be fully exercisable upon the conclusion of the three (3) year period. The three (3) year period shall commence on the first day of the month most immediately following or coinciding with the Closing Date. In the event that the LE Operating Income is less than $1,006,000 for such three (3) year period, the number of Shares subject to exercise under the Warrant shall be automatically adjusted under the terms of the Warrant as follows:

                      LE Operating Income MINUS $503,000
                      DIVIDED BY $503,000
                      MULTIPLIED BY 100,000

The LE Operating Income will be calculated pursuant to EXHIBIT C, attached hereto.

         (b) At each Company shareholder's sole option, such Company shareholder may surrender the Warrant hereinabove described at any time following the above three-year period and in exchange, Parent shall pay such Company shareholder his pro rata portion of twenty percent (20%) of the LE Operating Income (the "Twenty Percent Income"), however, under no circumstance may the Twenty Percent Income exceed Two Hundred Thousand Dollars ($200,000).

         (c) The Warrant shall immediately be exercisable as to the maximum number of shares covered thereby and all restrictions shall lapse in the event of a "Change of Control." A Change of Control shall occur if as a result of one or a series of related transactions, all or substantially all the assets of Parent or Sub are disposed of to any third party not wholly owned and controlled by Parent outside the ordinary course of business, the Parent or Sub effects a merger with one or more other entities in which Parent or Sub, as the case may be, is not the surviving entity, or Parent or Sub engages in a transaction that results in any third party holding securities of Parent or Sub, as the case may be, possessing a majority of the voting power that does not hold such voting power immediately following the Effective Time.

         (d) CONVERSION OF COMPANY COMMON STOCK. Each share of common stock of the Company ("Company common stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company common stock to be canceled pursuant to Section 1.6(e), will be canceled and extinguished and be converted automatically into that number of Shares as is equal to the Exchange Ratio (as defined in paragraph (g) below). In addition to the disbursement of the Shares described herein, each holder of the Company's common stock will also receive a Warrant by which he may purchase his respective pro rata portion of Shares issuable under such Warrant ("Warrant Shares"), the total number of the Warrant Shares being determined as provided under Section 1.6(a).

         (e) CANCELLATION OF PARENT-OWNED AND COMPANY-OWNED STOCK. Each share of Company common stock owned by Sub, Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

         (f) FRACTIONAL SHARES. No fraction of a Share will be issued, but in lieu thereof, each holder of shares of Company common stock who would otherwise be entitled to a fraction of a share of Parent common stock (after aggregating all fractional shares of Parent common stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a Share for the ten
(10) consecutive trading days ending on the second trading day immediately prior to the Closing, as reported on the NASDAQ National Market.

         (g) EXCHANGE RATIO. The "Exchange Ratio" shall mean the One Hundred Thousand (100,000) Shares of Parent's common stock divided by the Seventy Thousand Seven Hundred Ninety-eight shares (70,798) of Company's outstanding common stock, or approximately 1.4125 Shares per one share of Company common stock.

         1.7   SURRENDER AND EXCHANGE OF CERTIFICATES.

         (a) EXCHANGE AGENT. Bank of San Francisco, or any other designee of the Parent, shall serve as the exchange agent (the "Exchange Agent") for the Merger.

         (b) PARENT TO PROVIDE SHARES AND WARRANTS. At or immediately after the Effective Time, Parent shall make available to the Exchange Agent the corresponding number of Shares and Warrant for each shareholder.

         (c) EXCHANGE PROCEDURES. On the Closing Date, each Company shareholder shall surrender to the Exchange Agent for cancellation the certificates representing his shares of the Company's common stock (or an appropriate lost stock affidavit in lieu thereof) and deliver to Exchange Agent with such certificates a duly completed and validly executed letter of transmittal in such form as Parent may reasonably request. Upon such surrender and delivery, (i) the surrendered certificates shall be canceled and (ii) the Company shareholder shall be entitled to receive from Exchange Agent in exchange therefor: (A) a certificate representing his corresponding number of Shares and (B) a Warrant for his pro rata portion of the Warrant Shares. Until surrendered, the Company common stock held by the Company shareholder will be deemed for all corporate purposes to evidence only the ownership of his Shares and Warrant pursuant to this Agreement.

         (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Company common stock with respect to his Shares until he surrenders his applicable certificate for such Company common stock. Subject to applicable law, following surrender of all such certificates, there shall be paid to such holder, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to his Shares.

         (e) TRANSFERS OF OWNERSHIP. If any certificate for Shares is to be issued in a name other than that in which the certificate for Company common stock surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Shares in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

         (f) NO LIABILITY. Notwithstanding anything to the contrary in this section, neither Exchange Agent nor any party shall be liable to a holder of shares of the Company's common stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (g) NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY'S COMMON STOCK. The Shares and Warrant received by a Company shareholder shall be deemed to be full satisfaction of all rights pertaining to his shares of the Company's common stock in accordance herewith. There shall be no further registration of transfers on the records of the Surviving Corporation of shares of the Company's common stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company common stock certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this article.

         (h) LOST, STOLEN OR DESTROYED CERTIFICATE. If any Company common stock is lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such certificate, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to
Section 1.6 above; provided, however, that Parent or Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the shareholder who is the owner of such certificate to deliver a bond in such amount as it may reasonably direct against any claim that may be made against Parent or Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.8 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) be accounted for financial reporting purposes as a purchase. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. No party to this Agreement shall take any action inconsistent with such treatment.

         1.9 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Sub and Company, the officers and directors of the Sub and the Company shareholders are fully authorized to take, and will take, at Parent's expense, all such lawful and necessary action.

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                                  ARTICLE 2

             REPRESENTATIONS AND WARRANTIES OF THE MERGING PARTIES.

         Except as otherwise set forth in the disclosure schedules, referenced herein (the "DISCLOSURE SCHEDULES"), which have been delivered to Parent as of the date hereof, Company hereby represents and warrants to Parent, and each Shareholder (but not the other shareholders) jointly and severally represents and warrants on his own behalf as herein set forth in this Article. For purposes of this Article, "knowledge" shall mean actual, not constructive, knowledge

         2.1 ORGANIZATION AND QUALIFICATION. Company is a subchapter S corporation duly organized, validly existing and in good standing under the laws of the State of Virginia, has power and authority to own all of its properties and assets and to carry on its business of developing, manufacturing, marketing and selling fiber optic lighting products and components (the "Business") as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction as set forth in the Disclosure Schedule where, to the reasonable belief of Company, such qualification is required for the Business and the failure to so qualify would have a Material Adverse Effect. "Material Adverse Effect" means any change in, or effect on, the Business as currently conducted by the Company that is materially adverse to the results of operations or financial condition of the Business, taken as a whole.

         2.2 AUTHORITY RELATIVE TO AGREEMENT. Company has the power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated on the part of Company hereby. Except for approval by the requisite vote of the Company's shareholders prior to Closing, no other proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery of this Agreement by Parent, is a valid and binding agreement of Company, enforceable against Company in accordance with its terms, subject to shareholder approval as provided above and except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

         2.3 NON-CONTRAVENTION. Except as set forth in Disclosure Schedule 2.3, the execution and delivery of this Agreement by Company does not and the consummation by Company of the transactions contemplated hereby will not (i) violate any provision of the organizational documents (including the Articles of Incorporation and corporate Bylaws) of Company, or (ii) violate, or result with the giving of notice or the lapse of time or both in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of Company pursuant to any provision of, any material mortgage, lien, lease, agreement, license, instrument, law (other than the Bulk Sales
Act), ordinance, regulation, order, arbitration award, judgment or decree to which Company is a party or by which any of its assets is bound and do not and will not violate or conflict with any other material restriction of any kind or character to which Company is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any material mortgage, lien, lease, agreement, license or instrument to which Company is a party.

         2.4   GOVERNMENT APPROVALS. Except as set forth in Disclosure
Schedule 2.4, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby, except
(i) where the failure to obtain such consents, authorizations or approvals or to make such filings or registrations would not prevent the consummation of the transactions contemplated hereby and (ii) as may be necessary as a result of any facts or circumstances relating solely to Parent, as the case may be.

         2.5 FINANCIAL STATEMENTS. Company has furnished Parent with its audited balance sheet and related statements of income as of and for the periods ending December 31, 1997, 1998 and 1999, and an unaudited balance sheet and a related statement of income for the three-month period ending March 31, 2000 (collectively the "Financial Statements"). All such balance sheets and accounts are in accordance with the books and records of Company and fairly and accurately present in all material respects the financial position and results of operations of Company as of the date and for the period indicated, in each case consistently applied, subject to normal year-end adjustments and the absence of notes. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.

         2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 2000, with respect to the Business, Company has not:

         (a) incurred any material obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice;

         (b) discharged or satisfied any lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice;

         (c) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties (other than Permitted Exceptions (as hereinafter defined) or otherwise in the ordinary course of business);

         (d) transferred, leased or otherwise disposed of any of its assets or properties or acquired any assets or properties, except in any case in the ordinary course of business and consistent with past practice;

         (e) canceled or compromised any debt or claim, except in the ordinary course of business and consistent with past practice;

         (f) waived or released, under any contract, rights of Company having material value to the Business, except in any case in the ordinary course of business and consistent with past practice;

         (g) transferred or granted any material rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how, except in the ordinary course of business and consistent with past practice;

         (h) entered into any material transaction, contract or commitment, except those listed, or which pursuant to the terms hereof are not required to be listed, on the Disclosure Schedule, this Agreement and the transactions contemplated hereby, and those entered into in the ordinary course of business and consistent with past practice;

         (i) paid or made provisions for any payment to Company or any affiliate of Company, except in the ordinary course of business and consistent with past practice;

         (j) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business; or

         (k)   to Company's knowledge, suffered any Material Adverse Effect.

         "PERMITTED EXCEPTIONS" shall mean (i) mechanic's, materialman's, warehouseman's and carrier's liens and purchase money security interests arising in the ordinary course of business; (ii) liens for taxes and assessments not yet payable; (iii) liens for taxes, assessments and charges and other claims, the validity of which Company is contesting in good faith; (iv) imperfections of title, liens, security interests, claims and other charges and encumbrances the existence of which would not have in the aggregate a Material Adverse Effect; and (v) any liens or security interests set forth on Disclosure Schedule 2.6.

         "MATERIAL ADVERSE EFFECT" means any change in, or effect on, the Business as currently conducted by Company that would result in the incurrence of damages or liabilities of the sum of Fifteen Thousand Dollars ($15,000) or more.

         2.7 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES. Except as set forth on Disclosure Schedule 2.7 or as reflected in the Financial Statements, Company has good and marketable title to all of the tangible personal and mixed properties and assets owned by it and used in the Business free and clear of any liens, charges, pledges, security interests or other encumbrances (collectively, "Encumbrances") (other than Permitted Exceptions). The intangible properties and assets owned by Company and used in the Business are free and clear of any Encumbrances (other than Permitted Exceptions), except as reflected on Disclosure Schedule 2.7 or in the Financial Statements.

         2.8 PURCHASED INTELLECTUAL PROPERTY. Except as set forth on Disclosure Schedule 2.8, the Purchased Intellectual Property (described in detail in EXHIBIT D) is owned by Company free and clear of any Encumbrances (other than Permitted Exceptions), or Company has a valid license to use the same, which licenses may be freely transferred to Parent. Except as set forth on Disclosure Schedule 2.8, Company has not received any notice or claim disputing the right of Company to own or use any of the Purchased Intellectual Property or alleging that such use infringes upon the intellectual property rights of such person. The Purchased Intellectual

Property constitutes all of the proprietary rights materially necessary and sufficient for the operation of the assets and the Business as currently conducted. To Company's knowledge, the assets and the operation of the Business are not infringing upon or otherwise acting adversely to any intellectual property owned by any other person. Company is not in default, and to the best of Company's knowledge no third party is in default, under any material license, sublicense or agreement by which Company holds or has given to others the right to use any Purchased Intellectual Property. No claim has been made challenging the validity of, or any of Company's rights under, the Purchased Intellectual Property. Company, to its knowledge, has at all times used legally sufficient and commercially reasonable efforts to protect its material trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release thereof into the public domain. Company, to its knowledge, has at all times used commercially reasonable efforts to protect the confidentiality of all of its other material confidential and proprietary information and that of third parties which is subject to confidentiality and non-disclosure obligations which is or has been in its possession. Each person currently or formerly employed by Company (including independent contractors, if any) that has or had access to confidential information of Company relating to the Business or the assets has executed a confidentiality and non-disclosure agreement in the form similar to that provided to Parent and each current and former employee has executed a proprietary rights and inventions assignment agreement in form similar to that provided to Parent. To Company's knowledge, neither the execution or delivery of such agreements, nor the carrying on of the Business as employees by such persons, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any of such persons is obligated.

         2.9 LIST OF PROPERTIES, CONTRACTS AND OTHER DATA. The Company has compiled a list, attached hereto as EXHIBIT E, describing and setting forth with respect to the Business as of the date hereof all of the material assets, leases, licenses, intellectual property (as described in EXHIBIT D), permits, contracts, data and other rights used for the operation of the Business. The Company has delivered to Parent true and complete copies of all documents constituting the items referenced in EXHIBIT E.

         2.10   PERFORMANCE. Except to the extent described in the Disclosure
Schedule 2.10, Company has adequately performed all of the material obligations required to be performed by it to date and is not in default under any of the agreements, contracts, instruments or documents listed or described in Exhibits D and E, nor, to Company's knowledge, is any other party to such agreements, contracts, instruments or documents in default thereunder.

         2.11   CONSENTS. Except to the extent described in the Disclosure
Schedule 2.11, Company has obtained, or prior to the Closing Date will obtain, all consents and approvals, including approvals of government agencies, required for the execution and delivery of this Agreement by Company and the consummation of the transactions contemplated by this Agreement.

         2.12 LITIGATION. Except as set forth in Disclosure Schedule 2.12, there are no actions, suits or proceedings with respect to the Business pending against Company at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor, to the knowledge of the Merging

Parties, are there any such actions, suits or proceedings with respect to the Business threatened against Company.

         2.13 COMPLIANCE WITH LAW. Company is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or, to the knowledge of Company, to which it is subject and which applies to the Business and, is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject or has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of the assets or to the conduct of the Business.

         2.14 NECESSARY ASSETS. The assets being conveyed by virtue of the Merger constitute all of Company's assets and properties of every kind and description reasonably necessary to, or used primarily in connection with, the Business including without limitation lists of all customers, suppliers and other business contacts used by Company in the Business.

         2.15 TAXES. Except as disclosed on Disclosure Schedule 2.15, Company has timely filed all federal, state, local and other tax returns and reports, if any, required to be filed by it and such returns are true and correct. Company has paid all taxes, if any, shown to be due and payable on said returns and reports and has withheld with respect to employees all federal and state income taxes, FICA, FUTA and other taxes and charges required to be withheld. There are no outstanding tax audits or notices of tax audits or liabilities to pay any additional taxes, and there have been no tax audits for the last five (5) fiscal years.

         2.16 CONDITION OF PROPERTIES. All of the tangible personal properties of Company included in the assets are in good operating condition and repair, subject only to ordinary wear and tear which is not such as to render the properties less than substantially fit for the purposes for which they are being used. None of said tangible personal properties of Company are subject to any deferred maintenance obligations.

         2.17 ABSENCE OF UNDISCLOSED LIABILITIES. Company has no knowledge of liabilities of any nature, fixed or contingent, which are not reflected in the Financial Statements, other than those liabilities based upon circumstances of which Company neither knows nor should reasonably know.

         2.18   COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS.

         (a) Except to the extent described in the Disclosure Schedule 2.18, as of the date hereof, to the best of Company's knowledge no underground storage tanks are present under any property that Company or any of its subsidiaries have at any time owned, operated, occupied or leased. As of the date hereof, no amount of any substance that has been designated by any governmental entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), are present as a result of the actions of Company, or, to

Company's knowledge, any actions of any third party, in, on or under any property, including the land and the improvements, ground water and surface water, that Company has at any time owned, operated, occupied or leased.

         (b) At no time has Company transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any governmental entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

         (c) Company currently holds all environmental approvals, permits, licenses, and clearances and consents (the "Environmental Permits") necessary for the conduct of its businesses as such activities and businesses (including any Hazardous Materials Activity) are currently being conducted.

         (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened concerning any Environmental Permit or any Hazardous Materials Activity of Company. Company is not aware of any fact or circumstance which would be reasonably likely to involve Company in any environmental litigation or impose upon Company any environmental liability.

         2.19 BUSINESS RELATIONS. Company has not received notice from any of its customers or suppliers that they intend to change their business relationship with Company in any material manner, nor is Company aware of any facts which would lead it to believe that any such customer or supplier would terminate or otherwise materially alter such relationship.

         2.20 FULL DISCLOSURE. All documents and papers delivered by or on behalf of the Merging Parties in connection with this Agreement or any of the transactions contemplated hereby were prepared and delivered by the Merging Parties and are complete and authentic in all respects. The Merging Parties have complied in all material aspects with all written requests pursuant to this Agreement, attached certificates or under separate cover, of Parent and its representatives for documents, papers and information relating to the Merging Parties in connection with the transactions contemplated hereby, and have not failed in any material respect to deliver any document, paper or other information requested by Parent or its representatives in connection therewith. No representation or warranty by the Merging Parties contained in this Agreement or any agreement or instrument contemplated hereby, or in any schedule, certificate or Exhibit prepared or furnished or to be prepared and furnished by the Merging Parties or their representatives to Parent or its representatives pursuant hereto, contains any untrue statement of a fact or omits to state a fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which it was made, not false or misleading.

         There are no facts to the Merging Parties' knowledge which (individually or in the aggregate) materially and adversely affect the Business, assets, liabilities, financial condition, prospects or operations of Company that have not been set forth in the Agreement, the exhibits hereto or in other documents delivered to Parent.

         2.21 INVESTMENT INTENT. The Merging Parties are acquiring the Shares for investment for their and its own account and not with the view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended, and the regulations thereunder (the "Securities Act"), and the Merging Parties have no present intention of selling, granting any participation in, or otherwise distributing the Shares other than to the Company's shareholders. No person other than Company and its shareholders has a direct or indirect beneficial interest, in whole or in part, in the Shares. Parent understands that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, which exemption depends upon, among other things, the bona fide nature of Merging Parties investment intent as expressed herein. The Merging Parties are experienced in evaluating and investing in high-risk technology companies such as Parent, and by reason of Company's business and financial experience has the capacity to protect their and its own interests in connection with the acquisition of the Warrant and the underlying Shares of Parent and has the ability to bear the economic risk of investment. The Merging Parties are aware that the Warrant and the underlying Shares of Parent are highly speculative and that there can be no assurance as to what return, if any, there may be.

         2.22 SUBSTITUTION OF SCHEDULES. Any information that is disclosed on any Disclosure Schedule shall be deemed disclosed for purposes of any other Disclosure Schedule, even if not disclosed on such other Disclosure Schedule, unless such disclosure is of such a nature that it does not reasonably inform or notify the reader of its applicability to a Disclosure
Schedule in which it is required to be disclosed.

                                  ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF PARENT.

         Each of Parent and Sub represents and warrants to, and agrees with, Company and each Company shareholder as follows:

         3.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

         3.2 AUTHORITY RELATIVE TO AGREEMENT. Each of Parent and Sub has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors, and Sub's Board of Directors and sole shareholder. No other corporate proceedings on the part of Parent or Sub are necessary to authorize the execution and delivery of this Agreement and any ancillary agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery of this Agreement by Company, is a valid and binding agreement of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except as limited by applicable bankruptcy, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and by rules of law governing specific performance, injunctive relief or other equitable remedies.

         3.3 NON-CONTRAVENTION. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or Bylaws of Parent or Sub, as the case may be, or (ii) violate, or result with the giving of notice or the lapse of time or both in a violation of, any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of Parent or Sub pursuant to any provision of, any material mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which Parent or Sub is a party or by which any of their respective assets are bound and do not and will not violate or conflict with any other material restriction of any kind or character to which Parent or Sub is subject or by which any of their respective assets may be bound, and the same does not and will not constitute an event permitting termination of any material mortgage, lien, lease, agreement, license or instrument to which Parent or Sub is a party, except for any such violation, acceleration, creation, imposition, conflict or termination which would not prevent the consummation of the transactions contemplated hereby by Parent or Sub.

         3.4 GOVERNMENT APPROVALS. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby, except (i) where the failure to obtain such consents, authorizations or approvals or to make such filings or registrations would not prevent the consummation of the transactions contemplated hereby or thereby and (ii) as may be necessary as a result of any facts or circumstances relating solely to Company.

         3.5 TAX-EXEMPT STATUS OF REORGANIZATION. Parent and Sub recognize that it is the intent of the parties that the reorganization plan as provided herein be accomplished on a tax-deferred basis. Parent and Sub shall use their best efforts not to take any action or fail to take any action either before or after the Closing Date, that will result in this reorganization to fail to qualify as a tax-deferred transaction under IRC Code Section 368, or that results in any of Company shareholders incurring taxable income as a result of receipt of the Shares or Warrant. Parent shall make all its tax filings and reportings consistent with the tax-deferred nature of this transaction.

         3.6 LITIGATION. There are no actions, claims, proceedings or governmental investigations pending against Parent or Sub or any of their assets or properties at law or in equity, before or by any federal, state, or municipal court, agency or other governmental entity, or by any other person, which, individually or in the aggregate, would prevent the consummation of the transactions contemplated hereby or would materially affect the Parent's or Sub's business.

         3.7 BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Parent directly with Company, without the intervention of any person on behalf of Parent in such manner as to give rise to any valid claim by any person against Parent for a finder's fee, brokerage commission, or similar payment.

         3.8 SHARES AND WARRANTS. The Shares and Warrants upon issuance, shall be validly issued and the Shares will be fully paid and non-assessable and free of any liens, security interests or other encumbrances. The Warrant Shares will be fully paid and non-assessable and free of any liens, security interests or other encumbrances upon issuance, subject to the limitations set forth in the Warrant. Parent will reserve sufficient shares to fully perform under the Warrant. All Warrant Shares shall not be subject to any transfer or voting restrictions other than under applicable securities laws. The Parent's Articles of Incorporation and Bylaws, previously furnished to Company, state all material rights, privileges and restrictions applicable to the Shares and the Warrant Shares. Parent shall cooperate with Company and its shareholders in complying with all requirements needed to permit Company's shareholders to freely trade the Shares and the Warrant Shares to the maximum extent permitted under the procedures of SEC Rule 144 (or any successor provision). The issuance of the Shares and Warrants shall be in compliance with all securities laws.

         3.9 PUBLIC DOCUMENTS; FINANCIAL STATEMENTS. Parent has furnished or made available to Company a true and complete copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and for the quarter ended March 31, 2000 (the "SEC Documents"), which Parent filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the SEC. As of the stated date, the SEC Documents complied in all materials respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they are made, not misleading. There has been no change in Parent's operations resulting in a Material Adverse Effect with respect to the Parent since March 31, 2000. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable rules and regulations of the
SEC) and fairly present the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). There has been no change in Parent's accounting policies except as described in the notes to the Financial Statements. Parent has no material obligations other than (i) those set forth in the Financial Statements and
(ii) those not required to be set forth in the Financial Statements under GAAP.

         3.10 GEOGRAPHIC LOCATION. Parent hereby acknowledges and agrees that it will use its best efforts to ensure that, subsequent to the Closing Date, Company's operations will continue to be located in its current geographical area.

                                   ARTICLE 4

                       ADDITIONAL COVENANTS AND AGREEMENTS

         4.1 CONDUCT OF BUSINESS. During the period from the date hereof through and including the Closing Date, except as otherwise contemplated by this Agreement, Company shall use its commercially reasonable efforts to conduct the Business according to its ordinary and usual course of business and consistent with past practice and use its commercially reasonable efforts, subject to the foregoing, to preserve substantially intact the business organization of the Business, keep available the services of its officers and employees, and maintain its present relationships with licensors, suppliers, distributors, customers and others having significant business relationships with it. Representatives of Company will confer with representatives of Parent to keep them informed with respect to the general status of the on-going operations of the Business.

         4.2 ACCESS TO INFORMATION BY PARENT. Parent may prior to the Closing Date have access to the business and properties of the Business and information concerning its financial and legal condition as Parent reasonably requests in connection with the consummation of the transactions contemplated hereby, provided that such access shall not interfere with normal operations of the Business. Company agrees to permit Parent and its authorized representatives, or cause them to be permitted to have, after the date hereof and until the Closing Date, full access to the premises, books and records of Company relating to the Business during normal business hours upon reasonable request, and the officers of Company will furnish Parent with such financial and operating data and other information with respect to the business and properties of the Business as Parent shall from time to time reasonably request. No investigation by Parent heretofore or hereafter made shall affect the representations and warranties of Company, and each such representation and warranty shall survive any such investigation, provided, however, that in the event that as a result of any such investigation the senior executive officers of Parent or such attorneys and accountants as the senior executive officers of Parent shall designate to conduct such investigation, shall receive notice of material facts which, based on information actually known to them, they shall reasonably determine would be, or reasonably might be, required to be disclosed in the Disclosure Schedule and are not so disclosed will use reasonable efforts to inform Company of such material facts and no such material facts shall form the basis for indemnification hereunder, and provided, further, however, that neither Parent nor any such officers, attorneys or accountants shall have any obligation to make any inquiry in respect of the foregoing.

         4.3 CONFIDENTIALITY. Company, covenants and agrees for itself, its subsidiaries, its affiliates and its officers and directors that, for a period of three (3) years following the Closing, it will hold all information concerning the Business and all information confidential concerning Parent (other than any information which (i) becomes generally available to the public, (ii) was available to Company on a non-confidential basis prior to its disclosure by, Company, (iii) becomes available to Company, on a non-confidential basis from a source other than Parent or (iv) is required to be disclosed pursuant to court or administrative order, law or regulation.

         4.4 CONSENTS AND AUTHORIZATIONS. As soon as practicable, each of the parties hereto will commence to take all reasonable action to obtain all authorizations, consents, orders and approvals of the shareholders, all third parties and of all federal, state and local regulatory bodies and officials which may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals.

         4.5 NON-ASSIGNABLE LICENSES, LEASES AND CONTRACTS. Company shall use its best efforts to obtain and deliver to Parent at or prior to the Closing such consents or waivers as are required in order that any contract listed on Exhibits D or E or the Disclosure Schedules which would be breached or violated, or would give any other party the right to cancel the same, as a result of the occurrence of the Closing hereunder, shall not be so breached or violated or result in such right of cancellation.

         4.6 EXCLUSIVITY. Until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, Company agrees that it will not (and that it will use its best efforts to assure that its employees, agents and affiliates do not on its behalf) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group concerning the sale or acquisition of Company, its stock (including by means of a public offering thereof, but excluding issuance of stock and options to employees in the ordinary course of business consistent with past practices) or a substantial part of its assets with any parties other than Parent, and that any such discussions presently in progress will be terminated or suspended during that period. Company represents and warrants that it has the legal right to terminate or suspend any such pending negotiations and agrees to indemnify Parent, its representatives and agents from and against any claims by any party to such negotiations based upon or arising out of the discussion or any consummation of this Agreement.

         4.7 INJUNCTIVE RELIEF. The parties acknowledge that a breach by a party of the covenants contained in this Article cannot be reasonably or adequately compensated in damages in an action of law and that such breach will cause the other party irreparable injury and damage. By reason thereof, each party agrees that the other party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any breach of this Article, without proof of actual damages that have been or may be caused to the other party by such breach or threatened breach.

         4.8 SEPARATE ACCOUNTING FOR THE LE OPERATION. As provided in Exhibit C, Parent will produce a separate profit and loss statement for each quarter of the LE Operation for the three-year period following the Closing in order to accurately calculate the total of Warrant Shares to be issued to the Company shareholders.

         4.9 MAINTENANCE OF SUB. Parent shall use its best efforts to maintain the corporate existence of Sub for a period of two (2) years or such lesser amount of time as substantive legal authority will allow so as to preserve the tax-deferred structure of the Merger and the transactions contemplated hereby.

                                   ARTICLE 5

                              CONDITIONS PRECEDENT

         5.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT. The obligations of Parent under this Agreement are subject to the satisfaction in all material respects or waiver by Parent prior to or on the Closing Date of each of the following conditions:

         (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Merging Parties contained in this Agreement, in any closing certificate or document delivered to Parent pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of that time other than such representations and warranties as are specifically made as of another date.

         (b) COMPLIANCE WITH COVENANTS. The Merging Parties shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date.

         (c) ALL PROCEEDINGS TO BE SATISFACTORY. Parent shall have received certified or other copies of all documents relating to Company incident to the transactions contemplated hereby as Parent or its counsel may reasonably request and such documents shall be reasonably satisfactory in form and substance to Parent and its counsel.

         (d) LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted after the date hereof against Company arising by reason of the Merger pursuant to this Agreement, which is reasonably likely to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement.

         (e) ASSIGNMENTS OF CONTRACTS. Company shall have obtained all authorizations, consents, waivers and approvals as may be required in connection with the assignment of those contracts, agreements, licenses, leases and other commitments to be assigned to Parent pursuant to this Agreement.

         (f) COMPLIANCE CERTIFICATE. Company shall deliver to Parent a certificate executed by its President in form satisfactory to Parent and dated as of the Closing Date, certifying to the fulfillment of the conditions described in Section 5.1.

         (g) COMPLETION OF DUE DILIGENCE INVESTIGATION. As of the Closing, Parent, in its reasonable discretion, shall have completed to its reasonable satisfaction its due diligence review of the Business and the assets, which due diligence shall not have contradicted in any material respect Company's representations and warranties hereunder.

         (h) NO MATERIAL ADVERSE CHANGE. There shall have been no Material Adverse Change in the Business between the date hereof and the Closing Date.

         (i) EVIDENCE OF BOARD APPROVAL AND SHAREHOLDER RATIFICATION. Company shall provide evidence in a form reasonably acceptable to Parent that Company has the power and authority to execute and deliver this Agreement, granted by a resolution of its Board of Directors that is ratified by its shareholders.

         5.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COMPANY. The obligations of Company and the Shareholders under this Agreement are subject to the satisfaction in all material respects or waiver by Company prior to or on the Closing Date of each of the following conditions:

         (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub contained in this Agreement or in any closing certificate or document delivered to Company pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date other than such representations and warranties as are specifically made as of another date.

         (b) COMPLIANCE WITH COVENANTS. Parent and Sub shall have performed and complied with all covenants of this Agreement to be performed or complied with by, at or prior to the Closing Date.

         (c) ALL PROCEEDINGS TO BE SATISFACTORY. Company shall have received certified or other copies of all documents relating to Parent and Sub incident to the transactions contemplated hereby as Company or its counsel may reasonably request and such documents shall be reasonably satisfactory in form and substance to Company and its counsel.

         (d) LEGAL ACTIONS OR PROCEEDINGS. No legal action or proceeding shall have been instituted that is reasonably likely to restrain, prohibit, violate or otherwise affect the consummation of the transactions contemplated hereby.

         (e) COMPLIANCE CERTIFICATE. Parent and Sub shall deliver to Company a certificate executed by each of their Presidents in form satisfactory to Company certifying to the fulfillment of the conditions described in 5.2 and that Parent and Sub have no actual knowledge of any breach by the Merging Parties.

         (f) NO MATERIAL ADVERSE EVENT. There shall have been no Material Adverse Event with respect to Parent or Sub between the date hereof and the Closing Date.

                                    ARTICLE 6

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         6.1 SURVIVAL. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein, with the exceptions of Sections 2.7, 2.8, 2.15, 2.18, 3.2, 3.5, 3.8 and 3.10 shall survive the Closing and shall remain in full force and effect, until twenty-four (24) months after the Closing Date. The representations and warranties made in respect to Section 2.15 and Section
3.5 shall survive for the maximum period permissible under the applicable statute of limitation, the representations and warranties under Section 3.10 shall survive for thirty-six (36) months after the Closing Date, and the representations and warranties regarding Sections 2.7, 2.8, 2.18, 3.2, 3.5 and 3.8 shall survive indefinitely.

         6.2   INDEMNITY.

         (a) Subject to the terms and conditions of this Article VI, each of the Company and the Shareholders severally agrees to indemnify and hold Parent harmless from and against all damages to and liabilities of Parent resulting from or relating to demands, claims, actions or causes of action, assessments or other losses, costs and expenses relating thereto, including reasonable out-of-pocket attorneys' fees and expenses by reason of or resulting from (i) a breach of any representation or warranty of the Merging Parties contained in or made pursuant to this Agreement, (ii) the failure of the Merging Parties to perform or observe any term, provision or covenant or agreement to be performed or observed by it pursuant to this Agreement, or (iii) any actions, suits or proceedings (actual or threatened and relating to activities of Company on or prior to the Closing Date) that relate to any breach of the Merging Parties of the representations and warranties made hereunder.

         (b) Subject to the terms and conditions of this Article VI, Parent and Sub hereby agree to indemnify, defend and hold Company and the Company shareholders, and each of them, harmless from and against all damages to and liabilities of any of them resulting from or relating to demands, claims, actions or causes of action, assessments or other losses, costs and expenses relating thereto, including reasonable out-of-pocket attorneys' fees and expenses, by reason of or resulting from (i) a breach of any representation or warranty of Parent or Sub contained in or made pursuant to this Agreement,
(ii) any failure of Parent or Sub to perform or observe any term, provision, covenant or agreement to be performed or observed by it pursuant to this Agreement or (iii) the conduct of Business by Parent or Sub subsequent to the Closing Date.

         (c) The parties hereto hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than a claim for fraud or for specific performance of the terms of this Agreement) shall be pursuant to the indemnification provisions set forth in this Article VI and the claims resolution set forth in Section 8.4.

         (d) Except for actions required to be taken by Company pursuant to this Agreement, Company shall have no liability under any provision of this Agreement for any liabilities and damages to the extent that such liabilities and damages relate to actions taken or not taken by Parent, Sub or their affiliates after the Closing Date. The parties hereto shall take all reasonable steps to mitigate all liabilities and damages upon and after becoming aware of any event that could reasonably be expected to give rise to such liabilities and damages. In no event shall any party hereto be liable for consequential damages.

         6.3 THIRD PARTY CLAIMS. If any claim, assertion or proceeding by or in respect of a third party is made against an indemnified party or any event in respect of a third party occurs, and if the indemnified party intends to seek indemnity with respect thereto under this Article VI or to apply any damage or liability arising therefrom to the Thirty Thousand Dollars ($30,000) amount referred to in Section 6.4, the indemnified party shall promptly notify the indemnifying party of such claim in writing. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; provided, that, (a) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party, (b) the indemnifying party shall promptly reimburse the indemnified party for the full amount of any liability resulting from such claim and all related and reasonable expenses (other than the fees and expenses of counsel as aforesaid) incurred by the indemnified party within the limits of this Article VI and subject to the Thirty Thousand Dollars ($30,000) amount referred to in Section 6.4, (c) the indemnified party shall not, without the prior written consent of the indemnifying party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim and (d) nothing herein shall require any indemnified party to consent to the entry of any order, injunction or consent decree affecting its ability to conduct its business operations after the date thereof. So long as the indemnifying party is reasonably contesting any such claim in good faith (and shall have provided security, if requested, to the indemnitee in a mutually agreed upon amount), the indemnified party shall not pay or settle any such claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within 30 days after the receipt of the indemnified party's written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its reasonable judgment at the expense of the indemnifying party.

         6.4   LIMITATION ON INDEMNITIES.

         (a) No claim for indemnification will be made by Parent, on the one hand, or by Company, on the other hand, under Section 6.2(a) or (b) hereof, respectively, with respect to any individual item of liability or damage unless and to the extent that the aggregate of all such claims by Parent or by Company, as the case may be, shall be in excess of Thirty Thousand Dollars ($30,000) (the "Basket") and any indemnity claim shall be for only the amounts in excess of the Basket.

         (b) The cumulative, aggregate liability of Parent on the one hand and the Merging Parties on the other for all breaches of the representations and warranties under Article II and III, respectively, of this Agreement, shall be the product of 100,000 multiplied by the closing price of the Shares as quoted on the NASDAQ NMS on the Closing Date or the trading date most recently preceding the Closing Date (collectively, the "Cap"). The aggregate liability of each individual Shareholder shall equal the result of multiplying the Cap by a fraction, the numerator of which is the number of Shares received by the Shareholder as such Shareholder's portion of the Purchase Price and the denominator of which is 100,000 (as adjusted for stock dividends, splits and similar recapitalization events). Notwithstanding any other provision of this Agreement there shall be no Basket or Cap with respect to the representations and warranties in Sections 3.5 and 3.8.

         (c) Payments by an indemnifying party pursuant to Section 6.2 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment reasonably recoverable by the indemnified party from any third party with respect thereto. Notwithstanding anything to the contrary contained in this Agreement, no claim by any party hereto may be asserted, nor may any action be commenced against any party hereto, for breach of any representation, warranty, covenant or agreement unless notice thereof is received in writing describing in reasonable detail the facts or circumstances with respect to the subject matter of such claim on or before the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 6.1, irrespective of whether the subject matter of such claim or action shall have occurred before, on or after such date. Any payment made by

Company to Parent, as the case may be, under this Article VI shall constitute a reduction of the Purchase Price for all purposes, including Federal, state and local tax as well as financial accounting purposes.

         (d) The Merging Parties hereby severally agree that any economic or monetary loss or damage caused to Parent arising from any misrepresentation by the Company, any breach of any representation, warranty, or covenant contained herein, or any default in or breach of any term or condition of this Agreement by the Company ("Damages"), shall give Parent the right, in addition to each and every other remedy Parent may have at law or in equity, including without limitation Parent's general indemnification rights, subject to the restrictions set forth below, to cancel the number of shares, including all shares subject to the Warrant, to the extent of the Damages incurred by the Parent with the calculation of the number of the shares to be canceled, calculated at the greater of (i) the closing price of the Shares as quoted on the NASDAQ NMS on the Closing Date or most recently preceding trading date (adjusted for stock dividends, splits and similar recapitalization events), or (ii) the closing price of Parent's common stock on the NASDAQ National Market (or if not then listed for trading on the NASDAQ National Market, the primary securities exchange on which Parent's common stock is then traded), at the time Damages are paid for by Parent (as per subsection (ii)(2), below). If and at such time as any shares are canceled pursuant to this Section, the Merging Parties shall promptly surrender to Parent the Shares, and the Parent shall issue a new share certificate reflecting the reduced number of Shares. Provided, however, that no such reduction of Exchanged Shares shall be made until the following procedures shall have been completed:

          (i) If there occurs an event that Parent asserts is an indemnifiable event pursuant to this Agreement, Parent shall notify Company promptly. If such event involves (x) any claim or (y) the commencement of an action or proceeding by a third person, Parent will give Company prompt written notice of such claim or the commencement of such action or proceeding. Such notice shall be a condition precedent to any liability of the Company hereunder; PROVIDED, that the failure to provide prompt notice as provided herein will limit Parent's cancellation rights hereunder only to the extent that such failure prejudices Company.

          (ii) The Merging Parties shall have received a certificate signed by Parent ("Certificate"):

          (A) stating that Parent has paid Damages, or the Damages are such that they may be reasonably ascertainable by the parties, in an aggregate stated amount, and stating that Parent believes that it is entitled to cancel the number of Shares pursuant to and in the manner contemplated by this Agreement with respect to such amount, and

          (B) specifying in reasonable detail the individual items of Damages included in the amount so stated and the amount and date each such item was paid (if applicable), Parent shall, subject to the Merging Parties' rights to object to such reduction of the Shares pursuant to (iii) hereafter, be entitled to cancel the number of shares by the amount of such claim for Damages.

          (iii) The Merging Parties shall have thirty (30) days after their receipt of a Certificate from Parent to object in writing to such claim for cancellation of the shares. After the expiration of such thirty (30) day period, if no Merging Party has made an objection in writing, Parent shall be entitled to cancel the number of shares by the amount of its claim for Damages, however, no such reduction shall be made if a Merging Party has made a timely objection to such claim pursuant to this subsection (iii). If a Merging Party disputes its being liable for such Damages, the matter will be resolved pursuant to Section 8.4 and Parent shall be limited to monetary indemnification as a remedy unless otherwise mutually agreed by the parties in writing. If a Merging Party disputes the amount of Damages, but not the liability therefore, then if such Merging Party later substantially prevails in the determination of Damages, such Merging Party shall retain the right to satisfy such Damages in Shares at the price calculated in this subsection (d).

          (iv) Each Merging Party may use Shares to pay any undisputed Damages, using the same price per share as set forth in this subsection (d).

                                   ARTICLE 7

                               FURTHER ASSURANCES

         7.1 FURTHER ASSURANCES. At any time and from time to time on and after the Closing Date at the request of Parent, Company shall deliver to Parent any records, documents and data possessed by Company and not previously delivered to Parent to which Parent is entitled and execute and deliver or cause to be executed and delivered all such deeds, assignments, consents, documents and further instruments of transfer and conveyance, and take or cause to be taken all such other actions, as Parent may reasonably deem necessary or desirable in order to fully and effectively vest in Parent, or to confirm its title to and possession of, the assets or to assist Parent in exercising rights with respect thereto which Parent is entitled to exercise pursuant to the terms of this Agreement. Any records, documents and data possessed by Company and not previously delivered to Parent to which Parent is entitled pursuant to this Agreement shall be delivered to Parent at the Merging Parties' expense; all other deliveries of records, documents and data shall be at Parent's expense. Parent shall execute and deliver or cause to be executed and delivered such further instruments and take or cause to be taken such further actions as Company may reasonably deem necessary or desirable to carry out the terms and provisions of this Agreement.

         7.2 BOOKS AND RECORDS. Parent agrees that it shall preserve and keep all books and records relating to the Business and the assets in Parent's possession until six months following the expiration of the statute of limitations (including extensions thereof) applicable to the tax returns filed by or with respect to the Business for taxable periods ending prior to or on the Closing Date to which such books or records may be relevant. After such time, the Shareholders, upon at least 90 calendar days' prior written notice to Parent, at their sole cost and expense, may remove all or any part of such books and records as the Shareholders may select, and the Shareholders may retain copies thereof. The Shareholders shall, upon reasonable notice, have access to such books and records during normal business hours to examine, inspect and copy such books and records.

         7.3 COOPERATION ON TAXES. Company and Parent agree to cooperate with each other in order to make proper tax filings by executing or causing to be executed any required documents and by making available to the other, all books and records relating to the assets or the Business (including work papers, records and notes of any kind) at all reasonable times, for the purpose of allowing the appropriate party to complete any tax return, respond to any audits, make any determination required under this Agreement (including, but not limited to, determinations as to which period any asserted tax liability is attributable), verify any issue and negotiate any settlement with tax authority or defend or prosecute any tax claim.

                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

         (a)   by the mutual written consent of Company and Parent;

         (b) by Parent or the Company, if the Closing shall not have occurred by May 31, 2000;

         (c) by either Company or Parent if there is an order or decree restraining, enjoining, prohibiting, invalidating or otherwise preventing to a material degree the consummation of the transactions contemplated by this Agreement; or

         (d) by either party if the representations and warranties of the other party are untrue in any material respect or omit any material fact.

         8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except that Sections 4.3, 8.2, and 8.3 hereof shall survive such termination.

         8.3 EXPENSES. Whether or not the transaction contemplated by this Agreement is consummated, none of the parties hereto shall have any obligation to pay any of the fees and expenses of the other parties incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants and other expert, except that Parent shall pay Company's legal expenses up to $10,000. Each of Company, on the one hand, and Parent, on the other hand, will indemnify the other party, and hold it harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party. Company shall pay and be responsible for any sales or other transfer taxes arising from the sale of the assets hereunder and in that connection shall timely file all required tax returns related thereto and shall indemnify Parent with respect thereto and give Parent a copy of such tax returns together with proof of payment of the tax. The Company shareholders shall pay all legal expenses incurred by Company relating to the transaction contemplated herein in excess of Ten Thousand Dollars ($10,000).

         8.4   RESOLUTION OF CONFLICTS.

         (a) If a dispute arises out of or relates to this Agreement, or the breach thereof, and such dispute cannot be settled through direct discussions, the parties agree to first submit the dispute between them to non-binding mediation in Chicago, Illinois or at another mutually agreeable location to one (1) mediator, appointed under the Commercial Mediation Rules of the American Arbitration Association ("AAA"), who shall conduct the mediation in accordance with such Rules. The parties agree that statements made by Company and Parent (or any other party in any such mediation proceeding) will not be admissible in a subsequent arbitration or other legal proceeding. Each party shall bear its own costs and expenses of conducting the mediation and share equally the costs of any third parties who are required to participate in the mediation. If the dispute between the parties cannot be resolved through mediation within forty-five (45) days following the appointment of the mediator, the parties agree to submit such dispute to arbitration, subject to the terms and conditions of Section 8.4(b), below.

         (b) Any controversy or claim arising out of or relating to this Agreement or breach thereof which is unresolved after mediation as described in Section 8.4(a), above, shall be settled by arbitration in Chicago, Illinois in a location mutually acceptable to the parties before one (1) arbitrator pursuant to the then-current Commercial Arbitration Rules of the AAA (the "Rules"). Arbitration may be commenced at any time by any of the Parties by giving written notice to the other(s) that such dispute has been referred to arbitration under this Section 8.4(b). All matters relating to the arbitration will be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 ET. SEQ.) and not any state arbitration law. The arbitrator shall be selected by the mutual agreement of the parties, but if they do not so agree within twenty (20) days after the date of receipt of the notice referred to above, the selection shall be made pursuant to the Rules from the panels of arbitrators maintained by AAA. The arbitrator shall enforce this Agreement and the intentions of the parties as evidenced by this Agreement. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reason for the award. The arbitration shall not exceed a period of three (3) days and the arbitrators shall render a written opinion within thirty (30) days of the conclusion of the arbitration. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall bear its own legal and experts fees in connection with the arbitration, and the cost of the arbitrator shall be borne equally by the parties.

         (c) Nothing contained in this Section 8.4 shall prevent the Parties from settling any dispute by mutual agreement at any time.

         8.5 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures may be transmitted by facsimile.

         8.6 NOTICES. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered or mailed by registered or certified mail postage prepaid, or sent by telecopier, facsimile transmission (followed by mailing of original notice) or nationally recognized overnight courier service as follows:

If to Company:

                  Lightly Expressed, Ltd.
                  803 Eighth Street
                  Salem, Virginia  24153
                  Attn:  William Leaman, President

If to the Shareholders:

                  William Leaman
                  803 Eighth Street
                  Salem, Virginia  24153

                  Michael Weber
                  803 Eighth Street
                  Salem, Virginia  24153

In either case, with a copy to:

                  Hirschler, Fleischer, Weinberg, Cox & Allen, PC
                  701 East Byrd Street
                  P.O. Box 500
                  Richmond, Virginia  23218-0500
                  Attn:  S. Brian Farmer, Esq.

If to Parent or Sub:

                  Fiberstars, Inc.
                  44259 Nobel Drive
                  Fremont, California  94538
                  Attn:    David Ruckert, CEO

With a copy to:

                  Pillsbury Madison & Sutro LLP
                  2550 Hanover Street
                  Palo Alto, California  94304-1115
                  Attn:  Richard S. Bebb, Esq.

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto. Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective when delivered in hand to the party to which directed or if sent by first-class mail postage prepaid or by telecopier, facsimile transmission or nationally recognized overnight courier service and properly addressed as set forth above at the earlier of (i) the time when received by the addressee or (ii) the third business day following the dispatch thereof.

         8.7 WAIVERS. Any party hereto (as to itself, but not as to other parties without their consent) may, by written notice to the other parties hereto, (a) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (b) waive any inaccuracies in the representations or warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement;
(c) waive compliance with any of the conditions or covenants of another party contained in this Agreement; or (d) waive performance of any of the obligations of another party under this Agreement. Except as otherwise provided in the preceding sentence hereof or in other provisions of this Agreement, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed a waiver of any subsequent breach.

         8.8 AMENDMENTS AND SUPPLEMENTS. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of the Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by all parties.

         8.9 ENTIRE AGREEMENT. This Agreement, its Exhibits and Disclosure Schedules, and the documents executed on the Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement or such other documents, and no party hereto shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

         8.10 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         8.11 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of and be binding upon Parent, Sub, the Company and their respective successors and permitted assigns. The representations, warranties and covenants of Parent and Sub hereunder are for the express benefit of all the Company shareholders. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8.12 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto, except that Parent may assign its rights hereunder to a direct or indirect wholly-owned subsidiary of Parent, in which case such assignee shall succeed to all the rights of Parent hereunder and shall assume all of Parent's obligations and liabilities hereunder, provided that Parent shall remain jointly and severally liable with such assign for all representations, warranties, covenants and agreements hereunder.

         8.13 PUBLIC ANNOUNCEMENTS. Parent and Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of the other, unless counsel has advised such party that such release or other public statement must be issued immediately and the issuing party has not been able, despite its good faith efforts, to secure the prior approval of the other party.

         8.14 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.



                  [Remainder of Page Left Intentionally Blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    PARENT

                                    FIBERSTARS, INC., a California corporation

                                    By       /s/ David N. Ruckert
                                      ----------------------------------------
                                    Name     David N. Ruckert
                                        --------------------------------------
                                    Title    President, CEO
                                        --------------------------------------


                                    COMPANY

                                    LIGHTLY EXPRESSED, LTD., a Virginia
                                    corporation

                                    By       /s/ William Leaman
                                      ----------------------------------------
                                    Name     William Leaman
                                        --------------------------------------
                                    Title    President
                                         -------------------------------------


                                    SHAREHOLDERS

                                        /s/ William Leaman
                                    ------------------------------------------
                                            William Leaman

                                        /S/ Michael Weber
                                    ------------------------------------------
                                            Michael Weber

                                    SUB

                                    LIGHTLY EXPRESSED, LTD., a California
                                    corporation

                                    By       /s/ William Leaman
                                      ----------------------------------------
                                    Name     William Leaman
                                        --------------------------------------
                                    Title    President
                                         -------------------------------------

                                    EXHIBIT A

                              EMPLOYMENT AGREEMENT
                            NONCOMPETITION AGREEMENT

                                    EXHIBIT B

                        WARRANT TO PURCHASE COMMON STOCK

                                    EXHIBIT C

                          DESCRIPTION OF LE OPERATIONS
                                OPERATING INCOME

                                    EXHIBIT D

                             INTELLECTUAL PROPERTIES

                                    EXHIBIT E

                      PROPERTIES, CONTRACTS AND OTHER DATA













                                      E-1